Exhibit 10.3

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into by and between Tobin Anderson (“Employee”) and Sally Beauty Supply LLC (“Employer”).

1.                                      Separation of Employment.  Employee separated from his employment with Employer on or about May 14, 2014 (the “Separation Date”).

2.                                      Consideration for Release.  In consideration of the release of all claims by Employee as provided for in this Agreement, and for the other agreements by Employee herein, Employer will provide Employee the following consideration (the “Release Consideration”), with the payments (other than the payment set forth in Section 2(b)) being payable within twenty-one (21) days after both parties have executed this Agreement, provided Employee shall not have revoked the Agreement within such period:

a.              A check in the amount of $300,000 (less any withholdings required by law or deductions authorized by the parties’ previous agreement or as otherwise agreed to in this Agreement), representing nine (9) months’ worth of Employee’s base salary;

b.              A check in the amount of $240,000 (less any withholdings required by law or deductions authorized by the parties’ previous agreement or as otherwise agreed to in this Agreement), representing Employee’s bonus payment pursuant to Employer’s Management Incentive Plan (MIP) for Fiscal Year 2014.  Such amount shall be payable to Employee at the same time as bonuses are paid to other participants in the MIP for Fiscal Year 2014, but not later than December 31, 2014;

c.               A check in the amount of $25,334.10 (less any withholdings required by law or deductions authorized by the parties’ previous agreement or as otherwise agreed to in this Agreement), representing the amount of Employee’s payments for continuing Employee’s health insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 for a period of nine (9) months; and

d.              A check in the amount of $20,420 (less any withholdings required by law or deductions authorized by the parties’ previous agreement or as otherwise agreed to in this Agreement) for Employee to use for outplacement services.

e.               A check in the net amount of $117,484.45 (less any withholdings required by law or deductions authorized by the parties’ previous agreement or as otherwise agreed to in this Agreement), representing payment for Employee’s anticipated real estate fees and moving expenses to sell his current home and to move to another location.

Employee agrees that this Release Consideration is over and above any sums earned by Employee as wages, commissions and/or bonuses through the Separation Date.

Per Company policy, Employee will also be paid any accrued but unused vacation time.

3.                                      Release of Termination and Other Claims.  In consideration of the Release Consideration, Employee hereby fully, finally, and completely releases Employer and its predecessors, successors, parents, subsidiaries, affiliates, shareholders, partners, current and former officers, directors, employees, agents, attorneys and representatives (collectively, the “Released Parties”), from any and all claims, actions, demands, and/or causes of action, of whatever kind or character, whether now known or unknown, arising from, relating to, or in any way connected with, facts or events occurring on or before the date on which Employee executes this Agreement.  Employee agrees that this Agreement includes a release of any and all negligence claims, contractual claims, wrongful discharge claims, and claims of discrimination or retaliation of every possible kind, including but not limited to, claims on the basis of race, color, sex, national origin, religion, disability, age, the Fair Labor Standards Act as amended and similar state or local wage laws (to the extent there is a bona fide dispute and permitted by applicable law), any personal injury claims, and any related attorneys’ fees and costs claims, if any, that Employee may have against Employer or any of the Released Parties.  Employee waives and releases Employer and the Released Parties from any claims that this Agreement was procured by fraud or signed under duress or coercion so as to make any of the terms or provisions of this Agreement not binding.  Employee understands and agrees that by signing this Agreement, Employee is giving up the right to pursue any legal or administrative claims that Employee may have against Employer or any of the Released Parties, except as otherwise specifically set forth herein.

This release excludes any claim which cannot be released by private agreement, such as workers’ compensation claims, claims of entitlement to vested benefits under any 401(k) plan or other ERISA-covered benefit plan provided by Employer, claims after the effective date of this Agreement, and the right to file administrative charges with certain government agencies.  Nothing in this Agreement shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, or a comparable state or local agency.

Notwithstanding the foregoing paragraph (and Paragraph 4), Employee agrees to waive any right to recover monetary damages in any charge, complaint, or lawsuit against Employer filed by Employee or by anyone else on Employee’s behalf.  Employee also agrees that: (a) Employee has been properly paid for all hours worked; (b) Employee has not suffered any on the job injury for which Employee has not already filed a claim; and (c) Employee has been properly provided any leaves of absence because of Employee’s health condition or a family member’s health condition and suffered no adverse action.

4.                                      ADEA and Texas Labor Code Claims.  Employee hereby acknowledges that Employee knowingly and voluntarily enters into this Agreement with the purpose of waiving and releasing any claims Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and Texas Labor Code § 21.001 et seq. (“TLC”), and as such, Employee acknowledges and agrees that:

a.                                      this Agreement is written in a manner in which Employee fully understands;

b.                                      Employee specifically waives any rights or claims arising under the ADEA or the TLC;

c.                                       this Agreement does not waive rights or claims under the ADEA or the TLC that may arise after the date on which Employee executes this Agreement;

d.                                      the rights and claims waived in this Agreement are in exchange for consideration over and above anything to which Employee is already entitled;

e.                                       Employee acknowledges that by receipt of this Agreement, Employer has advised Employee, in writing, to consult with Employee’s attorney before executing this Agreement, and Employee has, in fact, had an opportunity to do so;

f.                                        Employee has been given a period of up to at least twenty-one (21) days within which to consider the execution of this Agreement; and

g.                                       Employee acknowledges that Employee has a period of seven (7) days following the date Employee signs this Agreement within which Employee can revoke this Agreement, and this Agreement will not be effective until the seven-day revocation period has been exhausted.

Employee understands that nothing in this Agreement is intended to interfere with or deter Employee’s right to challenge the waiver of an ADEA claim or state law age discrimination claim or the filing of an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the Equal Employment Opportunity Commission or any state discrimination agency or commission or to participate in any investigation or proceeding conducted by those agencies.  Further, Employee understands that nothing in this Agreement would require Employee to tender back the money received under this Agreement if Employee seeks to challenge the validity of the ADEA or state law age discrimination waiver, nor does the Employee agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers’ Benefit Protection Act by retaining the money received under the Agreement.  Further, nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to Employer should Employee challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination suit except as authorized by federal or state law.

Notwithstanding the foregoing paragraph, Employee agrees to waive any right to recover monetary damages in any charge, complaint, or lawsuit against Employer filed by Employee or by anyone else on Employee’s behalf.

5.                                      Confidentiality and Non-disparagement.  Employee agrees to keep the terms and conditions of this Agreement confidential to the extent allowed by law, except Employee may supply a copy to Employee’s accountant or other financial advisor solely in connection with preparing Employee’s income tax return, and Employee may disclose this Agreement to members of Employee’s immediate family and to Employee’s attorney on a confidential basis.  Employee also agrees to keep confidential any and all discussions, communications and documents relating to the issues and negotiations that led to this Agreement and the underlying facts, allegations, documents and communications related to any claims of discrimination Employee made during Employee’s employment with Employer.

Employee agrees that, in the course of employment with Employer, Employee has come to know certain general and specific information which is confidential and proprietary to Employer and/or its Affiliates (hereinafter “Confidential and Proprietary Information”). Generally, Confidential and Proprietary Information includes information about, relating to or concerning Employer and/or its Affiliates previously designated as confidential or proprietary by Employer, any information that is not known or available to the general public or Employer’s competitors or any information that would be injurious to Employer and/or its Affiliates if disclosed to a third party.

Employee agrees that all Confidential and Proprietary Information described in this Agreement is the exclusive property of Employer.  Employee promises and agrees that Employee will not disclose any Confidential and Proprietary Information to any other person or entity unless required by law.  Employee further agrees not to use such Confidential and Proprietary Information for any personal or business purpose. Employer acknowledges that information which is generally known in the legal profession is not Confidential and Proprietary Information.

Employee further agrees not to talk about or otherwise communicate to any third parties in a malicious, disparaging, or defamatory manner regarding Employer or any of the Released Parties.  Employee also agrees that Employee shall not make or authorize to be made any written or oral statement that may disparage or damage the reputation of Employer.  Employer agrees that its personnel at or above the level of Vice President shall not talk about or otherwise communicate to any third parties in a malicious, disparaging, or defamatory manner regarding Employee.  Employer also agrees that its personnel at or above the level of Vice President shall not make or authorize to be made any written or oral statement that may disparage or damage the reputation of Employee.

Nothing in this Agreement shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, or a comparable state or local agency.  Further, nothing in this section or any other provision of this Agreement shall be construed or enforced in a manner that would prevent Employee from testifying truthfully under oath in any court, arbitration, or administrative agency proceeding, or from filing a charge or providing truthful information in the course of a government investigation.  Nothing in this section or any other provision of this Agreement shall be construed or enforced in a manner that would interfere with Employee’s rights under the National Labor Relations Act, if any, to discuss or comment on Employee’s terms and conditions of employment.

Employee acknowledges that a breach of this Confidentiality provision shall constitute a breach of this entire Agreement and that, should such breach occur, Employer is entitled to:  (1) withhold any further payments not yet made pursuant to this Agreement; (2) repayment of any amounts paid to Employee pursuant to this Agreement; and (3) any reasonable attorneys’ fees and costs incurred by Employer in its efforts to enforce this Confidentiality provision.

6.                                      Tax Indemnification.  Employee acknowledges and agrees that Employer has not made any representations to him regarding the tax consequences of any amounts received by him pursuant to this Agreement.  The parties further agree that if any local, state or federal authority determines that the tax treatment for payments made under this Agreement is improper or impermissible, Employee shall be solely responsible for payment of all such taxes due, including interest and penalties, and Employee shall indemnify Employer for all such tax payments, including interest and penalties.  To the extent Employer is penalized for any failure to withhold or pay taxes, Employee agrees that he will indemnify Employer for its costs, expenses, fees (including reasonable and necessary attorneys’ fees) and/or penalties with respect to taxes or the failure to withhold.

7.                                      Employee’s Attorneys’ Fees and Costs.  Employee acknowledges and represents that all claims for attorneys’ fees, costs, or other recoverable expenses that Employee’s attorneys may hold against Employer as Employee’s attorneys will be satisfied solely by Employee himself.

8.                                      Employment Verification.  Employee agrees that for employment verification or reference purposes, he will only refer prospective employers to the third party service entitled “The Work Number” 1-800-367-5690 or www.theworknumber.com.  This online employment verification service can provide confirmation of employment and dates of employment.  The relevant employer code to use is 11140.  Should this service change, Employee agrees to use the third party service then used by Employer.

Should Employee desire a reference or other employment-related information not provided by The Work Number, Employee agrees that he may only contact Employer’s General Counsel to make such a request.  Any such request should be directed as follows:

Sally Beauty Holdings, Inc.

Attn:  General Counsel, Legal Department

3001 Colorado Boulevard

Denton, TX  76210

9.                                      Miscellaneous.

a.                                      The “Effective Date” of this Agreement is the date that is eight (8) days following the date on which Employee signs this Agreement, so long as Employee has not revoked acceptance of this Agreement before such date.

b.                                      Entire Agreement/No Assignment.  This instrument sets forth the entire agreement between the parties and no representation, promise, or condition not contained herein will modify these terms.  The rights under this Agreement may not be assigned by Employee, unless Employer consents in writing to said assignment.  Employee represents that Employee has not assigned any of the claims related to the matters set forth herein.  Employee further represents that Employee alone, and not Employer, shall pay any attorneys’ fees, costs or lien related to Employee’s claims against Employer.

c.                                       Attorneys’ Fees.  In connection with any dispute arising under, from or as a result of this Agreement, the parties agree that the prevailing party or parties will be entitled to recover all costs or expenses incurred, including, without limitation, attorneys’ fees and fees for the services of accountants, paralegals, legal assistants and similar persons (including any appeals from any litigation and enforcement of judgments).  If Employee is awarded the right to recover costs and expenses under this Section 9(c), the reimbursement of an eligible expense shall be made within ten business days after Employer’s receipt of Employee’s respective written requests for payment accompanied with such evidence of costs and expenses incurred as Employer may require, but in no event later than March 15 of the year after the year in which such rights are established.

d.                                      No Admission of Liability. Employer’s payment of the Release Consideration does not constitute the admission of any liability.

e.                                       Read Agreement/Advice of Attorney.  Employee acknowledges that Employee has read and understood this Agreement, has been advised to and has had the opportunity to discuss it with an attorney of Employee’s own choice, agrees to its terms, acknowledges receipt of a copy of same and the sufficiency of the payment recited herein, and signs this Agreement voluntarily.

f.                                        Capacity to Execute.  The parties represent that they have the sole and exclusive right and full capacity to execute this Agreement.

g.                                       Applicable Law and Severability.  The parties agree that the terms of this Agreement are contractual in nature and not merely recitals and will be governed and construed in accordance with the laws of the State of Texas.  The parties further agree that should any part of this Agreement be declared or determined by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the parties intend the legality, validity and enforceability of the remaining parts will not be affected thereby, and said illegal, invalid, or unenforceable part will be deemed not to be a part of the Agreement.

h.                                      Notice.  Any notice to be given to Employer hereunder will be deemed sufficient if addressed to Employer in writing and hand-delivered or mailed by certified mail to General Counsel, Sally Beauty Holdings, Inc., 3001 Colorado Boulevard, Denton, Texas 76210.  Any notice to be given to Employee hereunder will be deemed sufficient if addressed to Employee in writing and hand-delivered or mailed by certified mail to Employee at Employee’s last known address as shown on Employer’s records.  Either party may designate a different address or addresses by giving notice according to this Section.

The parties have signed this Agreement on the dates written by the signatures below, to be effective on the Effective Date.  Notwithstanding any other provision in this Agreement, if Employee does not sign and deliver this Agreement to Employer at the address shown in the subsection under “Miscellaneous” entitled “Notice” on or before 23 days following Employee’s receipt of this Agreement, then this Agreement will be null and void and Employee will not be entitled to the Release Consideration described above.

EMPLOYEE:

Date: May 16, 2014	/s/ Tobin Anderson
TOBIN ANDERSON

EMPLOYER:

Date: May 16, 2014	/s/ Gary Winterhalter
GARY WINTERHALTER
CHAIRMAN & CEO
SALLY BEAUTY SUPPLY LLC